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[LOGO]                        NEWS RELEASE
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                                  DATE:  7/20/98

     Princeton National Bancorp, Inc. of Princeton, Illinois reported second quarter 1998 net income of $1,218,096. This is an 11.0% increase compared to the second quarter of 1997 and a 10.2% increase from the first quarter of 1998. Earnings per share for the second quarter were $.31 per share, which is a 10.7% increase from $.28 for the first quarter of 1998 and an increase of 14.8% from $.27 per share for the second quarter of 1997. Total assets as of June 30, 1998 were $452,528,189 compared to $428,405,191 on June 30,
1997. Return on Equity for the second quarter of 1998 was 11.38%, which is a 5.7% increase from 10.77% during the second quarter of 1997. Net interest income of $4,093,000 for the second quarter of 1998 compares favorably to $3,961,000 during the second quarter of 1997 as does non-interest income of $964,000 compared to $838,000 for the same period. Year-to-date net income is $2,323,405 and year-to-date earnings per share increased to $.58. These both compare favorably to $2,173,783 and $.53 respectively as of June 30, 1997.

     The Board of Directors declared an $.08 dividend per share payable August 15, 1998 to those shareholders of record as of July 31, 1998.

     The Board announced that it is implementing a repurchase program whereby the Company may repurchase from time to time up to 5% of its outstanding shares of common stock in the open market or in private transactions over the next twelve months. Purchases will be dependent upon market conditions and the availability of shares. The Company currently has 3,971,741 outstanding shares of common stock.

     Tony J. Sorcic, President & Chief Executive Officer of the Company, stated that the repurchase program represents an attractive use of capital relative to other investment alternatives and benefits both the Company and the shareholders.

     PNBC's subsidiary, Citizens First National Bank, has community banking offices in Princeton, Peru, Genoa, Oglesby, Spring Valley, Sandwich, Henry, Minooka, DePue and Hampshire.
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     Inquiries should be directed to:

          Lou Ann Birkey
          Secretary
          Princeton National Bancorp, Inc.
          606 S. Main Street
          Princeton, IL  61356
          (815) 875-4444